Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin

Chief Financial Officer and Vice President of Finance

Haynes International, Inc.

765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS FOURTH QUARTER

AND FISCAL 2008 FINANCIAL RESULTS

KOKOMO, IN, November 24, 2008 – Haynes International, Inc. (NASDAQ GM: HAYN) today reported net revenues of $160.8 million and net income of $16.3 million, or $1.35 per diluted share for the three months ended September 30, 2008, compared to net revenues of $161.0 million and net income of $17.8 million, or $1.50 per diluted share, for the same period of fiscal 2007. Revenues for the full fiscal year ended September 30, 2008 were $637.0 million and net income was $62.8 million, or $5.22 per diluted share, compared to net revenues of $559.8 million and net income of $66.1 million, or $5.89 per diluted share, for fiscal 2007.

“The Company’s performance over the past year was solid, in spite of the increasing challenges of a slowing economic environment. Revenue and pounds shipped for fiscal 2008 represent a record year.  Net income was relatively flat compared to fiscal 2007 as a result of the challenging commercial environment,” said Mark Comerford, Haynes’ President and Chief Executive Officer.

“On behalf of the Board, we’re very pleased that Mark has joined the Company”, stated John Corey, the Company’s Chairman.  “We believe that his leadership and experience qualify him to guide the Company through this challenging period, and to position the business for the next upturn.”

Fiscal 2008 Results

Net Revenues.     Net revenues increased by $77.2 million, or 13.8%, to $637.0 million in fiscal 2008 from $559.8 million in fiscal 2007. Volume for all products increased by 2.5% to 23.3 million pounds in fiscal 2008 from 22.7 million pounds in fiscal 2007. Volume of high-performance alloys increased by 11.2% to 22.8 million pounds in fiscal 2008 as compared to 20.5 million pounds in fiscal 2007. Volume of stainless steel wire decreased by 77.3% to 0.5 million pounds in fiscal 2008 as compared to 2.2 million pounds in fiscal 2007 as a result of the Company’s strategy to reduce production of stainless steel wire and increase production of high-performance alloy wire due to higher average selling price available on high-performance alloy wire. The aggregate average selling price per pound for all products increased by 11.0% to $27.37 per pound in fiscal 2008 from $24.65 per pound in fiscal 2007 because of changes in product mix (including market, form and alloy), an increased level of service center value-added business, and changes in raw material prices.

Cost of Sales.     Cost of sales increased to $492.3 million, or 77.3% of net revenues in fiscal 2008 compared to $408.7 million, or 73.0% of net revenues in fiscal 2007. Cost of sales increased as a result of a combination of the following factors: (i) increased volumes, (ii) increased manufacturing costs due to planned and unplanned equipment outages, (iii) changes in product mix due to an increase in the production and sale of higher-cost alloy and forms, (iv) increased energy costs, and (v) increased raw material costs of molybdenum, cobalt and chromium partially offset by the lower nickel costs.  In fiscal 2007, cost of sales included a one-time bonus accrual to union employees upon ratification of the collective bargaining agreement of $2.2 million (or 0.4% of net revenue), which did not repeat in fiscal 2008.  This difference was partially offset by higher wage rates for union employees and increased fringe benefit costs in fiscal 2008.  Cost of sales in fiscal 2008 was also decreased by a $3.7 million (0.6% of net revenue) pension curtailment gain, which was recorded due to an amendment to freeze future pension benefit accruals for non-union employees in the U.S.  While the price of nickel was lower for fiscal 2008 than in fiscal 2007, the lower price of nickel was offset by increased prices for other raw materials that are significant in the manufacture of the Company’s products, such as molybdenum, cobalt and chromium.  As reported by the London Metals Exchange, the average price per pound for 30-day cash buyers of nickel at September 30, 2008 was $8.07 compared to $13.40 at September 30, 2007, and the average price over the course of fiscal 2008 was higher than the 30-day cash average at September 30, 2008.

Selling, General and Administrative Expense.     Selling, general and administrative expense increased by $2.8 million to $42.3 million in fiscal 2008 from $39.4 million in fiscal 2007 due to: (i) higher business activity causing commissions and sales expenses to increase by $3.9 million, and (ii) an increase of $0.4 million in allowance for doubtful accounts in fiscal 2008 compared to fiscal 2007 as a result of a reduction in that category in fiscal 2007 to reflect the write-off history.  These increases were partially offset by a decrease in stock compensation expense of $1.5 million.  Selling, general and administrative expenses as a percentage of net revenues decreased to 6.6% for fiscal 2008 compared to 7.0% for fiscal 2007 due primarily to increased revenues.

Research and Technical Expense.     Research and technical expense slightly increased by $0.3 million to $3.4 million, or 0.5% of net revenues, in fiscal 2008 compared to $3.1 million, or 0.6% of net revenues, in fiscal 2007 due to normal inflationary increases and increased staff levels earlier in fiscal 2008 required to support the transition of retiring employees.

Operating Income.     As a result of the above factors, operating income in fiscal 2008 was $98.9 million compared to $108.5 million in fiscal 2007.

Interest Expense.     Interest expense decreased by $3.0 million to $1.2 million in fiscal 2008 from $4.2 million for fiscal 2007. The decrease is due to a lower average balance outstanding resulting from: (i) the Company’s application of proceeds from the equity offering that occurred near the end of the second quarter of fiscal 2007, (ii) cash generated from operations, and (iii) proceeds from the exercise of stock options which were used to reduce the outstanding debt balance.

Income Taxes.     Income tax expense decreased to $35.1 million in fiscal 2008 from $38.5 million in fiscal 2007 due to lower pretax income. The effective tax rate for fiscal 2008 was 35.9% compared to 36.8% in fiscal 2007. The decrease in effective tax rate is primarily attributable to (i) lower blended state tax rate in the U.S. due to an apportionment factor change and (ii) a higher manufacturers deduction for U.S. based facilities.

Net Income.     As a result of the above factors, net income decreased by $3.3 million, or 5.1%, to $62.8 million in fiscal 2008 compared to $66.1 million in fiscal 2007.

Subsequent Event

The Company renewed its revolving credit facility with Wachovia Capital Finance Corporation (Central), entering into a Second Amended and Restated Loan and Security Agreement effective November 18, 2008.

“We are very pleased to have completed this renewal at favorable terms and with the ongoing support of our key relationship bank, particularly under the climate of uncertainty in the credit markets today,” said Marcel Martin, the Company’s Chief Financial Officer.

Among other items, the amended agreement extends the maturity date of the revolving credit facility to September 30, 2011, increases the margin over LIBOR included in the interest rate from 1.5% per annum to 2.5% per annum, permits the Company to pay dividends and repurchase common stock if certain financial metrics are met, and eliminates the EBITDA covenant.  The maximum revolving loan amount under the amended agreement continues to be $120.0 million.

Liquidity

At September 30, 2008, the Company had cash and cash equivalents of approximately $7.1 million compared to cash and cash equivalents of approximately $5.7 million at September 30, 2007, and has access to additional cash of approximately $108.2 million under its U.S. revolving credit facility subject to borrowing base and certain reserves.

Net cash provided by operating activities was $41.3 million in fiscal 2008, as compared to cash provided by operating activities of $4.6 million in fiscal 2007.  At September 30, 2008, inventory balances (net of foreign currency adjustments) were approximately $21.6 million higher than at September 30, 2007, as a result of the continued increase in costs of raw materials, a higher level of inventory required to be maintained to support the increased level of sales and a level of safety stock in order to continue production and shipments through the planned outages related to the Company’s capital upgrade program. In addition, the pension and postretirement benefits balance decreased by $12.5 million due to the payments to the plans and plan amendments. Net cash used in investing activities was $21.6 million in fiscal 2008, as a result of the continuing capital expenditure program and the Asian distribution expansion and acquisition. As a result of the above, borrowings on the revolving credit facility decreased by $23.7 million.  Also included in cash from financing activities is $3.2 million for the excess tax benefit from the exercise of 177,386 stock options in fiscal 2008.

The Company’s sources of cash for fiscal 2009 are expected to consist primarily of cash generated from operations, cash on hand, and borrowings under the U.S. revolving credit facility.  The U.S. revolving credit facility provides borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to income tax payments; capital spending to improve reliability and performance of the equipment; reduction of debt; pension plan funding; and interest payments on outstanding indebtedness. In the first quarter of fiscal 2009, federal taxes of $15.0 million were paid related to the twenty year agreement to provide conversion services to Titanium Metals Corporation.

Outlook

Although revenue and volumes from quarter-to-quarter through both fiscal 2007 and 2008 tended to show growth, in the latter half of fiscal 2008 the backlog began to exhibit signs of the weakening economic environment to varying degrees in specific market categories. Revenue dollars and volumes in the backlog were essentially flat between September 30, 2007 and September 30, 2008, while the average selling price declined approximately 5%, in part as a result of a 40% decline in the cost of nickel between periods.  However, the backlog at the end of fiscal 2008 declined from the end of the third quarter of fiscal 2008 by approximately 9% in both revenue dollars and pounds, while the average selling price remained essentially flat.  Revenue dollars and volume in the backlog at October 31, 2008 declined by an additional 4% from September 30, 2008, while average selling price again remained essentially flat. The trend in backlog movement would appear to be consistent with historical performance; however, management does not believe that the backlog will increase in the second and third quarters of fiscal 2009 to the same extent as in past comparable periods. Although uncertain as to the extent of any additional reduction in revenue dollars and pounds will occur in the backlog, management anticipates that backlog revenue dollars and pounds will decline further and ultimately be reflected in a commensurate reduction in revenue and sales pounds.

Planned fiscal 2009 capital spending is targeted at approximately $15.1 million, most of which is maintenance spending. Depending upon economic conditions, the Company may make further equipment upgrades in fiscal 2009; however, capital projects in fiscal 2009 will be focused on improving and maintaining the equipment reliability. At this time, management does not anticipate any prolonged planned equipment outages as a result of equipment upgrades in fiscal 2009.

Worldwide economic conditions have recently deteriorated significantly and may remain depressed, or could worsen, in the foreseeable future. These conditions may have a material adverse effect on demand for our customers’ products and, in turn, on demand for our products. If these conditions persist or worsen, our results of operations and financial condition could be materially adversely affected.

Commenting on the outlook for fiscal 2009 and forward, Mr. Comerford said, “In the short-term, we expect a significant slow-down and, while we believe the Company can maintain acceptable levels of profitability, our results are likely to be below those seen in recent years.  Certainly, we expect accelerating weakness in order entry and pounds shipped over the next several quarters.  Even with strong demand, the ability of our customers to obtain credit is likely to be negatively impacted in this environment, which could also negatively impact sales.  However, it still appears that long-term demand for our high-performance alloys should be positively driven by favorable long-term trends in the aerospace market, chemical processing facility construction and maintenance markets and the land-based gas turbine market.  These favorable long-term trends also reflect the anticipated growth in the emergent economies of Asia.”

“We also believe that our value-added services will help us to compete with added competition as a result of extra capacity in the stainless market in early fiscal 2009.  As a result of the strategies implemented over the last five years, the Company is well-positioned to deal with the challenges of the down turn. The equipment upgrades and the focus on the service centers value-added capabilities give the Company an advantage it hasn’t had in past economic down turns.”

Earnings Conference Call

The Company will host a conference call on Tuesday, November 25, 2008, to discuss its results for the fiscal year ended September 30, 2008.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Tuesday, November 25, 2008	Dial-In Numbers:	877-407-0778 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8565 (International)
8:00 a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Tuesday, November 25th at 11:00 a.m. ET, through 11:59 p.m. ET on Tuesday, December 2, 2008. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Account: 286	Conference: 303137

A replay of the Webcast will also be available at www.haynesintl.com until December 24, 2008.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This news release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, particularly under the “Outlook” section above.  When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements.  Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved.  Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its Form 10-K for the fiscal year ended September 30, 2008.  You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:

•                  Any significant decrease in customer demand for our products or in demand for our customers’ products;

•                  Economic and market risks associated with foreign operations and U.S. and world economic and political conditions;

•                  Rapid increases in the cost of nickel, energy and other raw materials;

•                  Our dependence on production levels at our Kokomo facility and our ability to make capital improvements at that facility;

•                  Our ability to continue to develop new commercially viable applications and products;

•                  Our ability to recruit and retain key employees;

•                  Our ability to comply, and the costs of compliance, with applicable environmental laws and regulations; and

•                  Commercialization of new production capacity.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Year Ended September 30, 2007	Year Ended September 30, 2008
Net revenues	$559,836	$637,006
Cost of sales	408,752	492,349
Gross profit	151,084	144,657
Selling, general and administrative expense	39,441	42,277
Research and technical expense	3,116	3,441
Operating income	108,527	98,939
Interest income	(227)	(188)
Interest expense	4,166	1,213
Income before income taxes	104,588	97,914
Provision for income taxes	38,468	35,136
Net income	$66,120	$62,778

Net income per share:
Basic	$6.07	$5.27
Diluted	$5.89	$5.22
Weighted average shares outstanding:
Basic	10,896,067	11,903,289
Diluted	11,230,101	12,026,440

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2007	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$5,717	$7,058
Restricted cash—current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,339 and $1,354 respectively	106,414	99,295
Inventories	286,302	304,915
Income taxes receivable	1,760	—
Deferred income taxes	10,801	9,399
Other current assets	1,457	2,573
Total current assets	412,561	423,350
Property, plant and equipment, net	97,860	107,302
Deferred income taxes—long term portion	22,738	32,310
Prepayments and deferred charges	3,702	2,741
Restricted cash—long term portion	330	220
Goodwill	41,252	43,737
Other intangible assets, net	8,526	7,907
Total assets	$586,969	$617,567
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,254	$41,939
Accrued expenses	12,189	12,729
Income taxes payable	—	7,482
Accrued pension and postretirement benefits	14,647	15,016
Revolving credit facilities	35,549	11,812
Deferred revenue – current portion	2,500	2,500
Current maturities of long-term obligations	110	1,515
Total current liabilities	113,249	92,993
Long-term obligations (less current portion)	3,074	1,582
Deferred revenue (less current portion)	45,329	42,830
Non-current income taxes payable	—	276
Accrued pension and postretirement benefits	108,940	100,343
Total liabilities	270,592	238,024
Commitments and contingencies (Notes 9 and 10)	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 11,807,237 and 11,984,623 shares issued and outstanding at September 30, 2007 and September 30, 2008, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	218,504	225,821
Accumulated earnings	93,880	155,831
Accumulated other comprehensive income (loss)	3,981	(2,121)
Total stockholders’ equity	316,377	379,543
Total liabilities and stockholders’ equity	$586,969	$617,567

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended	Year Ended
	September 30,	September 30,
	2007	2008
Cash flows from operating activities:
Net income	$66,120	$62,778
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,501	8,934
Amortization	1,146	1,119
Stock compensation expense	3,136	1,650
Excess tax benefit from option exercises	(10,869)	(3,187)
Deferred revenue	50,000	—
Deferred revenue – portion recognized	(2,171)	(2,499)
Deferred income taxes	3,928	(7,511)
Pension curtailment gain	—	(3,659)
Loss on disposition of property	134	321
Change in assets and liabilities, net of effect from acquisition:
Accounts receivable	(26,308)	5,121
Inventories	(103,100)	(21,569)
Other assets	(2,573)	28
Accounts payable and accrued expenses	12,558	(4,021)
Income taxes	8,754	12,604
Accrued pension and postretirement benefits	(3,680)	(8,826)
Net cash provided by operating activities	4,576	41,283
Cash flows from investing activities:
Additions to property, plant and equipment	(16,226)	(18,685)
Asian distribution expansion and acquisition	—	(3,000)
Change in restricted cash	110	110
Net cash used in investing activities	(16,116)	(21,575)
Cash flows from financing activities:
Net increase (decrease) in revolving credit facility	(81,287)	(23,737)
Proceeds from equity offering, net	72,752	—
Proceeds from exercise of stock options	8,478	2,480
Excess tax benefit from option exercises	10,869	3,187
Changes in long-term obligations	(119)	(135)
Net cash provided by (used in) financing activities	10,693	(18,205)
Effect of exchange rates on cash	382	(162)
Increase (decrease) in cash and cash equivalents	(465)	1,341
Cash and cash equivalents:
Beginning of period	6,182	5,717
End of period	$5,717	$7,058
Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest (net of capitalized interest)	$3,794	$1,115
Income Taxes	$26,072	$32,410

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2008 and 2007 are as follows:

	2008
(in thousands, except per share	Quarter Ended
data)	December 31	March 31	June 30	September 30
Net revenues	$146,077	$163,771	$166,340	$160,818
Gross profit	34,205	35,920	40,117	34,415
Net income	13,843	15,063	17,564	16,308
Net income per share:
Basic	$1.17	$1.27	$1.47	$1.36
Diluted	$1.16	$1.25	$1.46	$1.35

	2007
(in thousands, except per share	Quarter Ended
data)	December 31	March 31	June 30	September 30
Net revenues	$120,463	$137,336	$141,087	$160,950
Gross profit	33,621	40,333	36,939	40,191
Net income	13,184	17,404	17,741	17,791
Net income per share:
Basic	$1.32	$1.70	$1.52	$1.53
Diluted	$1.27	$1.63	$1.49	$1.50